UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
----------------------------------------------------------------------

Date of Report (Date of earliest event reported): October 6, 2006 (October 6, 2006)

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

23901 Calabasas Road, Suite 2072, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Item 5.02 Departure of Directors or Principal Officers

Effective October 6, 2006, Mr. Naeem Ghauri resigned from the position of Chief Executive Officer for NetSol Technologies, Inc. (the “Company” or “NetSol”). Mr. Ghauri, who is based in London, has been appointed to the new position of President of the Company’s European Region. The material terms of Mr. Ghauri’s employment agreement with the Company remain unchanged. Mr. Ghauri was replaced by Mr. Najeeb Ghauri effective October 6, 2006. Mr. Najeeb Ghauri is currently the Chairman of the Board, a position to which he was elected by the board of directors, in February 2003. He acted as CFO of the Company from June 2002 to July 2005. A founder of the Company, he was President and CEO of the Company from April 1997 until August 2001. Prior to launching NetSol in the U.S. in 1997, Mr. Ghauri had over 15 years of combined marketing and management experience with companies such as Unilever and Atlantic Richfield Corporation (ARCO). He received his bachelor’s degree from Eastern Illinois University and his MBA in marketing from the Drucker School of Management at Claremont College. Mr. Ghauri is a founding member of USPBC (the US Pakistan American Business Council) and was elected Vice Chairman in spring of 2006. Mr. Ghauri has lived in the U.S. since 1977 and became a citizen in 1990. The material terms of Mr. Ghauri’s employment agreement with the Company remain unchanged.

Also effective October 6, 2006, Mr. Salim Ghauri resigned from the position of President of the Company. Mr. Ghauri who is based in Lahore, Pakistan is Chief Executive Officer of the Company’s subsidiary, NetSol Technologies Ltd., and has been appointed to the new position of President of the Company’s Asia Pacific Region. The material terms of Mr. Ghauri’s employment agreement with the Company remain unchanged.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: October 6, 2006	By:	/s/ Najeeb Ghauri
NAJEEB GHAURI Chief Executive Officer

Date: October 6, 2006	By:	/s/ Tina Gilger
TINA GILGER Chief Financial Officer